Exhibit 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Chateau Communities, Inc. or CP Limited Partnership on Form S-8 (File No. 33-84616) and Form S-3 (File Nos. 333-36323, 333-28703, 333-4544 and
333-4544-01) of our report dated February 4, 1998, except for Note 15 as to which the date is March 10, 1998, on our audits of the consolidated financial statements and financial statement schedule of Chateau Communities, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, (as described in our Report of Independent Accountants), which report is included in this Annual Report on Form 10-K.

COOPERS & LYBRAND L.L.P.

Denver, Colorado
March 20, 1998